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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated 1993 Share Option and Share Award Plan of Equity Residential Properties Trust of our report dated January 31, 1997, with respect to the consolidated financial statements and schedule of Evans Withycombe Residential, Inc. and Subsidiaries for the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K, dated September 10, 1997, of Equity Residential Properties Trust, filed with the Securities and Exchange Commission.



                                           /s/ Ernst & Young LLP
                                           Ernst & Young LLP


Phoenix, Arizona
October 1, 1997